Exhibit 99.1

Gritstone Announces Management Changes, Including the

Appointment of Celia Economides as Chief Financial Officer

EMERYVILLE, CALIF. – June 23, 2021 (GLOBE NEWSWIRE) – Gritstone bio, Inc. (Nasdaq: GRTS), a clinical-stage biotechnology company developing next generation cancer and infectious disease immunotherapies, today announced the appointment of Celia Economides as executive vice president and chief financial officer. Separately, the company announced that Roman Yelensky, Ph.D., executive vice president and chief technology officer, will be stepping down to co-found and lead a new startup in the cancer diagnostics space, working alongside a major healthcare investor.

Andrew Allen, M.D., Ph.D., co-founder, president and chief executive officer of Gritstone, remarked, “Celia brings a diverse and well-rounded background to the CFO role for Gritstone, including leadership experience in business and finance strategy, investor and corporate communications, medical affairs, and business analytics. Her expertise in these areas will serve our fast-growing company well as we continue to advance our cancer and infectious disease platforms. Celia will lead our established finance and accounting operations, as well as enhance our investor relations capabilities.”

Dr. Allen continued, “Additionally, I would like to extend my best wishes and gratitude to Roman, who solved a tough problem – using nucleic acid sequence data to drive high quality prediction of peptides that are processed and presented by HLA molecules on the surface of cancerous or virally infected target cells. This breakthrough formed the basis of the Gritstone EDGETM platform, which continues to be leveraged and enhanced by our machine learning, genomics, proteomics, and immunology teams to drive target discovery across Gritstone’s programs. I wish him great success in his new endeavor.”

Ms. Economides was most recently senior vice president, Strategy and External Affairs at Kezar Life Sciences, Inc., a public company targeting immune-mediated diseases and cancer. Before joining Kezar in 2019, she served as vice president, Corporate Affairs at Aurinia Pharmaceuticals, Inc., a public company that delivered the first FDA-approved oral treatment (an immunotherapy) for lupus nephritis. Previously, she served as director of Global Medical Affairs and director of Clinical Operations at BioMarin Pharmaceutical, Inc. after the company’s acquisition of Prosensa where she led IR and corporate communications. Earlier in her career, she led investor relations and program development at the Biotechnology Innovation Organization (BIO) and worked at a healthcare-focused hedge fund and in financial services focusing on the biotech sector. Ms. Economides received a B.A. from McGill University and an M.P.H. in Health Policy and Management from Columbia University.

Ms. Economides added, “I am thrilled to join Gritstone’s executive team during this pivotal year for the company as we expand our pipeline to maximize the benefit we might deliver to patients. Our two new infectious disease programs are supported by key strategic partnerships and complement our foundational oncology programs. With key data from the individualized neoantigen-directed GRANITE program in cancer expected this fall, and the “off-the-shelf” SLATE program embarking upon its second phase imminently, the company is poised for significant near and long-term growth. The Gritstone platform has enormous potential utility, and I am excited to help shape the future of the company and unlock the immense value of antigen-directed immunotherapy.”

About Gritstone

Gritstone bio, Inc. (Nasdaq: GRTS), a clinical-stage biotechnology company, is developing the next generation of immunotherapies against multiple cancer types and infectious diseases. Gritstone develops its products by leveraging two key pillars—first, a proprietary machine learning-based platform, Gritstone EDGETM, which is designed to predict antigens that are presented on the surface of cells, such as tumor or virally-infected cells, that can be seen by the immune system; and, second, the ability to develop and manufacture potent immunotherapies utilizing these antigens to potentially drive the patient’s immune system to specifically attack and destroy disease-causing cells. The company’s lead oncology programs include an individualized neoantigen-based immunotherapy, GRANITE, and an “off-the-shelf” shared neoantigen-based immunotherapy, SLATE, which are being evaluated in clinical studies. Within its infectious disease pipeline, Gritstone is advancing CORAL, a COVID-19 program to develop a second-generation vaccine, with support from departments within the National Institutes of Health (NIH), the Bill & Melinda Gates Foundation, as well as a license agreement with La Jolla Institute for Immunology. Additionally, the company has a global collaboration for the development of a therapeutic HIV vaccine with Gilead Sciences. For more information, please visit gritstonebio.com.

Gritstone Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the potential of Gritstone’s therapeutic programs. Such forward-looking statements involve substantial risks and uncertainties that could cause Gritstone’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including Gritstone’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, Gritstone’s ability to successfully establish, protect and defend its intellectual property and other matters that could affect the sufficiency of existing cash to fund operations. Gritstone undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Gritstone’s most recent Quarterly Report on Form 10-Q filed on May 6, 2021 and any current and periodic reports filed with the Securities and Exchange Commission.

Contacts

Media:

Dan Budwick

1AB

(973) 271-6085

dan@1abmedia.com

Investors:

Alexandra Santos

Wheelhouse Life Science Advisors

(510) 871-6161

asantos@wheelhouselsa.com